Exhibit 4.11

AMENDMENT NO. 2 TO

2016 LOAN AGREEMENT

AMENDMENT NO. 2 TO 2016 LOAN AGREEMENT (this “Amendment”) dated as of November 29, 2021 between:

(1)	TELECOM ARGENTINA S.A., a sociedad anónima organized and existing under the laws of the Republic of Argentina (the “Borrower”); and

(2)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Argentina (“IFC”).

WHEREAS, Telecom Personal S.A. (the “Original Borrower”) and IFC entered into a Loan Agreement dated October 5, 2016 (the “Original Loan Agreement”) under which IFC provided the A Loan and the B Loan (each as defined therein) to the Original Borrower;

WHEREAS, the A Loan and the B Loan were fully disbursed to the Original Borrower under the terms of the Original Loan Agreement;

WHEREAS, the Original Borrower merged with and into the Borrower, its parent company, and the Borrower was the surviving entity;

WHEREAS, the Borrower and IFC entered into an Amendment No. 1 to 2016 Loan Agreement dated September 17, 2020 amending the Original Loan Agreement (“Amendment No. 1”, and the Original Loan Agreement as amended by Amendment No. 1, the “Existing Loan Agreement”) providing primarily for the modification of the repayment schedule of all the principal amounts of the A Loan and B Loan due in 2021, which amendment was contingent upon a prepayment of the Loan in an amount equal to $15,000,000, among other conditions (the “2020 Prepayment”);

WHEREAS, the Borrower made the 2020 Prepayment and complied with the other conditions and therefore Amendment No. 1 became effective on September 22, 2020;

WHEREAS, the Borrower and IFC have agreed to modify the repayment schedule in the Existing Loan Agreement to reflect (a) the 2020 Prepayment and (b) the roll-over of certain installments of principal of the Loan payable on the Interest Payment Dates falling in the Financial Years following the 2021 Financial Year (primarily the B Loan and a portion of one installment of the A Loan) to extend the final maturity of the Loan, and to make certain other related amendments to the Existing Loan Agreement; and

WHEREAS, the parties hereto desire to amend the Existing Loan Agreement in order to provide for the foregoing and the other matters set forth herein, all as more fully described below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties hereto, the parties hereto agree to amend the Existing Loan Agreement as follows:

1.Defined Terms. Wherever used in this Amendment, unless otherwise defined herein, or unless the context shall otherwise require, the terms defined in the Existing Loan Agreement as amended hereby shall have the same meanings herein, and the following term shall have the following meaning:

“2021 Upfront Fee” means a fee in the amount of $1,397,500.

2.Amendments to the Existing Loan Agreement. Subject to Section 7 of this Amendment, the Existing Loan Agreement is hereby amended as set forth below.

(a)	Section 1.01 of the Existing Loan Agreement shall be amended by:

(i)	amending the definition of IFC Financing Documents to read in its entirety as follows:

“’IFC Financing Documents’ means, collectively, this Agreement, Amendment No. 1, Amendment No. 2, the 2020 Fee Letter, the 2021 Fee Letter, the Lender Fee Letter and the IFC Fee Letter;”;

(ii)amending the definition of Interest Payment Date to read in its entirety as follows:

“’Interest Payment Date’ means March 15 and September 15 in each year in any year and, in the case of the B Loan only, December 15, 2021;”;

(iii)amending the definition of Interest Period to read in its entirety as follows:

“’Interest Period’ means each period of 6 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of:

(a)

the first period applicable to the Disbursement when it means the period beginning on the date on which the Disbursement is made and ending on the day immediately before the next following Interest Payment Date; and

(b)	the following periods of 3 months (each, a “Rolled-Over Interest Period”):

(i)	beginning on the Interest Payment Date falling on September 15, 2021 and ending on December 14, 2021; and

(ii)	beginning on December 15, 2021 and ending on March 14, 2022;”;

(iv)amending the definition of Relevant Spread to read in its entirety as follows:

“’Relevant Spread’ means:

(a)

with respect to (i) the installments of principal of the A Loan payable on the Interest Payment Dates falling on March 15, 2023 and September 15, 2023 (for the avoidance of doubt, the Deferred Amount), 5% per annum, (ii) with respect to the installment of principal of the A Loan payable on the Interest Payment Date falling on March 15, 2027, 6.75% per annum, and (iii) for all other installments of principal of the A Loan, 4% per annum; and

(b)	with respect to the B Loan, 6.75% per annum;”; and

Amendment No. 2 to 2016 Loan Agreement

(v)adding thereto the following new defined terms in appropriate alphabetic order:

“’2021 Fee Letter’ means that certain letter agreement entered into by and between IFC and the Borrower dated on or about the date of Amendment No. 2, in which the Borrower confirms and agrees to pay IFC such fees as are set forth therein;”; and

“’Amendment No. 2’ means Amendment No. 2 to 2016 Loan Agreement dated as of November 29, 2021 between the Borrower and IFC;”.

(b)Subsections (a) and (b) of Section 2.05 (Repayment) of the Existing Loan Agreement each shall be amended to read in its entirety as follows, respectively:

“Section 2.05. Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the A Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due

March 15, 2019	$12,500,000
September 15, 2019	$12,500,000
March 15, 2020	$12,500,000
September 15, 2020	$12,500,000
March 15, 2021	$0
September 15, 2021	$0
December 15, 2021	$0
March 15, 2022	$12,500,000
September 15, 2022	$12,500,000
March 15, 2023	$10,625,000
September 15, 2023	$9,625,000
March 15, 2024	$0
September 15, 2024	$0
March 15, 2025	$0
September 15, 2025	$0
March 15, 2026	$0
September 15, 2026	$0
March 15, 2027	$1,000,000”; and

“(b)Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the B Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due

March 15, 2019	$37,500,000
September 15, 2019	$37,500,000
March 15, 2020	$37,500,000
September 15, 2020	$37,500,000
March 15, 2021	$0
September 15, 2021	$0
December 15, 2021	$46,203,750
March 15, 2022	$0

Amendment No. 2 to 2016 Loan Agreement

September 15, 2022	$0
March 15, 2023	$0
September 15, 2023	$0
March 15, 2024	$15,401,250
September 15, 2024	$15,401,250
March 15, 2025	$15,401,250
September 15, 2025	$15,401,250
March 15, 2026	$12,348,750
September 15, 2026	$12,348,750
March 15, 2027	$6,243,750”.

(c)Section 2.06 (Prepayment) of the Existing Loan Agreement shall be amended by (i) amending subsection (d) and (ii) including a new subsection (g), each to read in its entirety as follows:

“(d)Subject to subsection (g) below, amounts of principal prepaid under this Section shall:

(i)	first be allocated by IFC pro rata between the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and

(ii)

then be applied by IFC pro rata to all the respective outstanding installments of principal of the A Loan and the B Loan; provided, that the 2020 Prepayment Amount shall be applied pro rata only to the respective outstanding installments of principal payable in 2023; and provided further, that except in the case of the 2020 Prepayment Amount as set forth in the preceding proviso, no amounts of principal prepaid shall be applied to the respective outstanding installments of principal of the A Loan payable in 2023 unless and until such installments are the only remaining outstanding amounts of principal of the A Loan payable before the Interest Payment Date falling on March 15, 2027.”; and

“(g)Notwithstanding anything to the contrary in this Agreement, amounts of principal prepaid under this Section shall not be applied to the installment of principal of the A Loan payable on the Interest Payment Date falling on March 15, 2027 unless such prepayment is for the entire amount of the Loan outstanding.”.

(d)Subsection (b)(iv) of Section 2.07 (Fees) of the Existing Loan Agreement shall be amended to read in its entirety as follows:

“(iv)the fees specified in the 2020 Fee Letter and the 2021 Fee Letter; and”.

(e)Subsection (a) of Section 2.11 (Unwinding Costs) of the Existing Loan Agreement shall be amended to add reference to the new Rolled Over Interest Periods, to read in its entirety as follows:

“Section 2.11. Unwinding Costs. (a) If IFC or any Participant incurs any cost, expense or loss as a result of:

(i)	the Borrower:

(A)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

Amendment No. 2 to 2016 Loan Agreement

(B)	failing to prepay in accordance with a notice of prepayment;

(C)	prepaying all or any portion of the Loan on a date other than an Interest Payment Date; or

(D)	after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date; or

(ii)determining or implementing LIBOR for either of the Rolled-Over Interest Periods;

then the Borrower shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrower in writing as being the amount of those costs, expenses and losses incurred, which shall be binding (unless the Borrower shows to IFC’s reasonable satisfaction that the determination involves manifest error).”.

(f)Subsection (e) of Section 3.01 (Representations and Warranties) of the Existing Loan Agreement shall be amended, to read in its entirety as follows:

“(e)No Amendments to Charter. The Charter of the Borrower or any Subsidiary has not been amended since December 11, 2020;”.

(g)Subsection (h) of Section 3.01 (Representations and Warranties) of the Existing Loan Agreement shall be amended, to read in its entirety as follows:

“(h)Financial Condition. Since December 31, 2015, neither the Borrower nor any of its Subsidiaries:

(i)

has suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability, except for the losses disclosed in the financial statements of the Borrower for the periods ending on September 30, 2019, December 31, 2019, September 30, 2020, December 31, 2020 and June 30, 2021, respectively, and the additional losses incurred after such financial statements, which in none of such cases resulted in a Material Adverse Effect;

(ii)	has undertaken or agreed to undertake any substantial obligation that would have a Material Adverse Effect;”.

(h)Section 7.02. (Notices) of the Existing Loan Agreement shall be amended by amending the Borrower’s address for notices to read in its entirety as follows:

“For the Borrower:

Telecom Argentina S.A.
General Hornos 690
C1272ACL,
Buenos Aires, Argentina
Facsimile: +54 -11-4968-3616
Attention: Mr. Máximo Ayerza, Mr. Matías Colombo.”.

Amendment No. 2 to 2016 Loan Agreement

(i)Annex E (Subsidiaries) of the Existing Loan Agreement shall be replaced in its entirety by Schedule 1 hereto.

3.LIBOR Replacement. IFC and the Borrower shall use their commercially reasonable efforts to discuss and enter into amendments and other documentation necessary to incorporate into the Existing Loan Agreement (as modified by this Amendment) the benchmark replacement of LIBOR during the second half of 2022.

4.Representations and Warranties. (a) The Borrower hereby represents and warrants to IFC that:

(i)

other than with respect to Section 3.01(g) (Representations and Warranties) of the Existing Loan Agreement, the representations and warranties made in Article III of the Existing Loan Agreement, as amended hereby, are true and correct in all material respects as of the date of this Amendment (except to the extent any such representations and warranties are (A) already qualified by materiality, in which case such representations and warranties are true and correct in all respects, or (B) made only as of a specific date or time, in which case such representation or warranty shall be true and correct as of such date or time);

(ii)

this Amendment has been authorized by all necessary corporate or other action of the Borrower and duly executed and delivered by the Borrower, and constitutes the legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms; and

(iii)no Event of Default or Potential Event of Default has occurred and is continuing.

(b)The Borrower hereby acknowledges that (i) it has made the representations in subsection (a) above with the intention of inducing IFC to enter into this Amendment and (ii) IFC has entered into this Amendment on the basis of, and in full reliance on, each of such representations.

5.Payment of Fees. Without limiting the terms of the Existing Loan Agreement or the other IFC Financing Documents, on the date of this Amendment, in connection with the transactions contemplated by this Amendment the Borrower shall pay to IFC, in accordance with the payment provisions of the Existing Loan Agreement, the 2021 Upfront Fee and the fee payable pursuant to the 2021 Fee Letter.

6.Limited Amendment. The amendments set forth in Section 2 of this Amendment are limited to the specific terms set forth herein. For the avoidance of doubt and without limiting the generality of the foregoing, the parties agree that, other than as specifically provided for in this Amendment, no other change, amendment or consent with respect to the terms and provisions of any of the IFC Financing Documents is intended or contemplated hereby (which terms and provisions remain unchanged and in full force and effect other than as expressly set forth herein).

7.Effectiveness of Amendment. (a) This Amendment shall become effective upon the satisfaction of the following conditions, each in form and substance satisfactory to IFC:

(i)the execution and delivery hereof by each of the Borrower and IFC;

(ii)	acceptance of all the terms of this Amendment by all of the Participants in the B Loan under the Existing Loan Agreement (for the avoidance of doubt, without

Amendment No. 2 to 2016 Loan Agreement

further amendments to the IFC Financing Documents and the agreements entered into between IFC and the Participants);

(iii)payment by the Borrower to IFC of:

(A)	the installment of principal of the B Loan payable on the Interest Payment Date falling on December 15, 2021, together with related accrued interest;

(B)	the 2021 Upfront Fee;

(C)	the fee payable pursuant to the 2021 Fee Letter;

(D)	any past arrears of the Loan and any fees and expenses due under the Existing Loan Agreement, to the extent not paid in connection with paragraph (A) above, as notified to the Borrower by IFC; and

(E)

IFC’s and the Participants’ costs and expenses incurred in relation to this Amendment and the changes to the repayment schedule contemplated hereby, as notified to the Borrower by IFC (including, for the avoidance of doubt, any applicable unwinding costs incurred by IFC and the Participants as a result of determining or implementing LIBOR for the Rolled-Over Interest Periods); and

(iv)

IFC’s receipt, in form and substance satisfactory to it, of (A) a legal opinion addressed to IFC from counsel to the Borrower in the Country, covering the Argentine law matters relating to the transactions contemplated by this Amendment as IFC may reasonably request, and (B) a legal opinion addressed to IFC from Becker, Glynn, Muffly, Chassin & Hosinski LLP, IFC’s special counsel in New York, covering the New York Law aspects of the transactions contemplated by this Amendment as IFC may reasonably request.

(b)IFC shall deliver a notice to the Borrower confirming satisfaction of the conditions under subsection (a) above. From and after the effectiveness thereof, the Existing Loan Agreement as hereby amended shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references in the Existing Loan Agreement to “herein,” the “Agreement,” or similar terms shall refer to the Existing Loan Agreement as amended hereby.

(c)Any other provision hereof to the contrary notwithstanding, if this Amendment shall not have become effective by December 20, 2021, this Amendment shall be null and void and of no further effect, and the Existing Loan Agreement shall remain in full force and effect, unaffected hereby.

8.Counterparts. This Amendment may be executed in counterparts. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or email shall constitute effective execution and delivery of this Amendment.

9.Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. The provisions set forth in Sections 7.05 (b) through (m) of the Existing Loan Agreement are hereby incorporated into this Amendment by reference, and for such purpose each reference therein to the “Agreement” shall be deemed to refer to this Amendment.

*signature page follows*

Amendment No. 2 to 2016 Loan Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed in their respective names as of the date first above written.

TELECOM ARGENTINA S.A.

By: _/s/ MAXIMO AYERZA
Name: Máximo Ayerza
Title: Financial Director

Amendment No. 2 to 2016 Loan Agreement

INTERNATIONAL FINANCE CORPORATION

By: /s/ TENEL OKTEN
Name: Tenel Okten
Title: Portfolio Manager

Amendment No. 2 to 2016 Loan Agreement

Schedule 1

ANNEX E

SUBSIDIARIES

i)	Subsidiaries of the Borrower:

Name	Owner	Ownership
Inter Radios S.A.U.	Telecom Argentina S.A.	100.00%
Cable Imagen S.R.L.	Telecom Argentina S.A.	100.00%
Micro Sistemas S.A.U.	Telecom Argentina S.A.	100.00%
Telecom Argentina USA Inc.	Telecom Argentina S.A.	100.00%
Adesol S.A.	Telecom Argentina S.A.	100.00%
Televisión Dirigida S.A.	Telecom Argentina S.A.	99.992%
Televisión Dirigida S.A.	PEM S.A.U.	0.008%
PEM S.A.U.	Telecom Argentina S.A.	100%
Núcleo S.A.	Telecom Argentina S.A.	67.50%
Personal Envíos S.A.	Núcleo S.A.	97.00%
Personal Envíos S.A.	Telecom Argentina S.A.	2.00%
Tuves Paraguay S.A.	Núcleo S.A.	99.99958%
Tuves Paraguay S.A.	Telecom Argentina S.A.	0.00028%
AVC Continente Audiovisual S.A.	PEM S.A.U.	40.00%
AVC Continente Audiovisual S.A.	Inter Radios S.A.U.	20.00%
AVC Continente Audiovisual S.A.	Telecom Argentina S.A.	40.00%
Teledifusora San Miguel Arcángel S.A.	Telecom Argentina S.A.	49.10%
Teledifusora San Miguel Arcángel S.A.	Inter Radios S.A.U.	1.00%
La Capital Cable S.A.	Telecom Argentina S.A.	49.00%
La Capital Cable S.A.	Inter Radios S.A.U.	1.00%
Otamendi Cable Color S.A.	La Capital Cable S.A.	97.00%
Otamendi Cable Color S.A.	PEM S.A.U.	1.5%

Amendment No. 2 to 2016 Loan Agreement

Personal Smarthome S.A.	Telecom Argentina S.A.	90.00%
Personal Smarthome S.A.	PEM S.A.U.	10.00%
Opalker S.A.	Telecom Argentina S.A.	100%

ii)	Capital Stock in the Borrower:

Name	Owner	Ownership of total capital stock
Telecom Argentina S.A.	Cablevisión Holding S.A.	18.89% (Class D)
Telecom Argentina S.A.	VLG S.A.U.	9.27% (Class D)
Telecom Argentina S.A.	Fintech Telecom LLC	20.83% (Class A)
Telecom Argentina S.A.	Trust created on April 15, 2019	21.84% (Class A and D)
Telecom Argentina S.A.	Free Float	29.16% (Class B)
Telecom Argentina S.A.	Class C Shares	0.01% (Class C)
Cablevisión Holding S.A.	GC Dominio S.A.	26.44% (which represents 64.25% of the voting stock)
VLG S.A.U.	Cablevisión Holding S.A.	100%
Fintech Telecom LLC	Fintech Holdings, Inc.	100%
Fintech Holdings, Inc.	David Manuel Martínez Guzmán	100%

Amendment No. 2 to 2016 Loan Agreement